Exhibit 3.3

CERTIFICATE OF FORMATION OF

GOLAR GP LLC

UNDER SECTION 9 OF THE

MARSHALL ISLANDS LIMITED LIABILITY COMPANY ACT

The undersigned, Daniel C. Rodgers, authorized person of GOLAR GP LLC, for the purpose of forming a Marshall Islands Limited Liability Company, hereby certifies:

1.                                       The name of the Limited Liability Company is: GOLAR GP LLC.

2.                                       The address of its Registered Agent in The Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of its Registered Agent at such address is The Trust Company of the Marshall Islands, Inc.

3.                                       The formation date of the Limited Liability Company is the date of the filing of this Certificate of Formation with the Registrar or Deputy Registrar of Corporations.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 24th day of September, 2007.

/s/ Daniel C. Rodgers
Daniel C. Rodgers
Authorized Person